LICENSE AGREEMENT

     THIS LICENSE AGREEMENT ("Agreement") is made this 21st day of February, 1998, by and between Geda International Marketing Co., Ltd., c/o Pindling & Co., Wave Crest House, West Bay Street, Nassau, Bahamas (the "Licensor") and Empyrean Diagnostics, Inc., 348 Middlefield Road, Mountain View, California 94043 (the "Licensee") based upon the following:

                                    RECITALS

         A. Licensor represents that it is the sole owner of the entire right, title and interest in and to the formulation of the Licensed Products (as defined below) and certain regulatory information pertinent to the Licensed Products.

         B. Licensee desires to acquire a license from Licensor to manufacture and sell the Licensed Products in accordance with the terms and conditions of this Agreement.

         C. Licensor represents that it has the sole right to grant licenses for the manufacture and sale of the Licensed Products.

         D.  Licensor  and  Licensee  entered  into  that  certain  Requirements
Agreement dated April 29, 1997 to allow Licensee to exclusively market the Licensed Products. The Requirements Agreement was amended and restated in full pursuant to that certain Amended and Restated Requirements Agreement dated
August 2, 1997. By entering into this Agreement, Licensor and Licensee agree that the Requirements Agreement and the Amended and Restated Requirements Agreement shall be terminated and replaced in full by this Agreement.

     NOW, THEREFORE, in consideration of the following terms and conditions, Licensor and Licensee hereby agree as follows:

SECTION 1 GRANT OF LICENSE.

     Licensor hereby grants the following to Licensee, subject to the terms and conditions hereof: (i) an exclusive license to manufacture the products set forth on Exhibit "A" to this Agreement and made a part of it (hereinafter the "Licensed Products"); (ii) the right to use the name "Geda" in advertising the Licensed Products; (iii) the exclusive right to distribute and sell the Licensed Products in the "Territory", which shall be defined as the world, with the exception of the territories of Hong Kong and Taiwan and the countries of Canada, Africa, Mexico, the Dominican Republic and, as to the sale of the Geda Lotion, the United States; and (iv) the right to sub-license the rights granted pursuant to this Agreement.

SECTION 2 REPRESENTATIONS OF LICENSOR AND LICENSEE.

     2.1 Licensor represents to Licensee and warrants that:

         (a) Licensor is authorized to license to Licensee the rights to manufacture and sell the Licensed Products.

         (b) Licensor has the authority to enter into this Agreement upon the terms and conditions, including duration of term and establishment of royalty contained herein.

         (c) Licensor has not granted any right with respect to the manufacture and sale of the Licensed Products which are inconsistent with the rights granted to Licensee hereunder.

         (d) To the best of our knowledge and belief the use of the name "Geda" will not infringe upon or violate any tradename, trademark, copyright, or common law right of any other person in countries where the "Geda" name is to be registered. To date the name is registered in the USA, Canada, Hong Kong, Taiwan, and possibly Mexico. It cannot be used in South Africa. An examination of the Internet will disclose other entities that use the name Geda. No warranty is made as to which entity may or may not have a prior right to the name.

     2.2 Licensee represents to Licensor and warrants that Licensee has the authority to enter into this Agreement upon the terms and conditions contained herein.

SECTION 3 TERM.

     3.1 The term of this Agreement shall begin on April 29, 1997 and shall continue for a period of ten (10) years (the "Initial Term").

     3.2 If, during the Initial Term and subsequent 10 year terms, the Licensee meets or exceeds the payment of the Guaranteed Minimum Royalties as defined in
Section 5 below, then the Licensee shall have the option to renew this Agreement for an additional period of ten (10) years. The Licensee shall exercise this option in writing within sixty (60) days from the expiration of the Initial and Subsequent Terms.

SECTION 4 ROYALTIES AND PAYMENTS.

     4.1 For the term of this Agreement, and for as long thereafter as the Licensee shall manufacture, distribute or sell any Licensed Products, Licensee shall pay to Licensor: (i) a royalty which shall be computed as the greater of an amount equal to two percent (2%) of the Net Sales (as defined in section 4.2 below) of the Licensed Products or U.S.$1.35 per liter of the Licensed Products manufactured; (ii) License Fees as defined in section 4.3 below; and (iii) Joint Venture Royalties as defined in section 4.4 below. License Fees and Joint Venture Royalties shall be paid to Licensor by Licensee within thirty (30) days after the last day of each calendar quarter. Royalties of $1.35 per liter shall be calculated monthly by the Licensor, billed to licensee, and paid within 30 days.

     4.2 "Net Sales" shall be defined as the total of gross sales of the Licensed Products at the invoice selling price, net of normal and reasonable cash, trade and quantity discounts and returns for credit, and without deductions for costs incurred in manufacturing, selling, distributing or advertising or for uncollectible accounts.

          (a) In the event the Royalty due under Net Sales is less than the royalty due at $1.35 per liter, than no payment will be made by Licensee to Licensor.

          (b) In the event the Royalty due under Net Sales is greater than the Royalty due at $1.35 per liter, then the royalty already billed to Licensor to Licensee and already paid will be subtracted from the amount due per Net Sales calculation and the difference will be paid to Licensor.

     4.3 License Fees shall be defined as those payments other than royalties which are made to Licensee by a third party for the grant of a sub-license. License Fees collected by Licensee shall be divided, 75% to Licensee and 25% to Licensor, until Licensee is paid from said License Fees a total of U.S.$200,000. Thereafter, except as otherwise provided in this Section, all License Fees shall be divided equally between Licensor and Licensee.

     4.4 If Licensee forms a joint venture relationship with a third party for the sale and distribution of the Licensed Products, Licensee will require the joint venture to pay to Licensor royalties of (a) U.S.$1.35 per liter for each liter of the Licensed Products manufactured for the joint venture, plus (b) 50% of any License Fees collected by the joint venture, sales as defined under 4.1 and 4.2, above, collectively, plus (c) 2% of net, these payments shall be referred to in this Agreement, as the "Joint Venture Royalties".

     4.5 Licensor and Licensee agree that it will take approximately 12 months to obtain approvals to sell the Licensed Products in the Territory. Therefore, Licensee shall not be required to pay royalties, License Fees or Joint Venture Royalties during the period beginning on April 29, 1997 and ending on April 29, 1998, unless Licensed Products are manufactured and sold prior to April 29, 1998. Royalties, License Fees, and Joint Venture Royalties, if received by Licensee prior to April 29, 1998, will be divided between Licensor and Licensee as they agree.

     4.6 Within twenty (20) days after the end of each calendar quarter, irrespective of whether any Net Sales have been made or whether any sum is then due to Licensor, Licensee shall deliver to Licensor a complete and accurate written statement setting forth the amount of Licensed Products sold, the gross price at which such Licensed Products were sold, the amount of any discount or allowances given consistent with the terms of this Agreement, the credit for Licensed Products allowed to be returned and other deductions allowed herein to compute Net Sales in specific detail, so as to allow an audit of underlying documents, together with Licensee's calculation of the amount of royalties then due Licensor for the period covered by such report.

     4.7 Licensee shall keep or cause to be kept accurate, complete and up-to-date books of accounts separately stating by clear means records of all sales of the Licensed Products including records pertaining to invoiced amounts by customer and records pertaining to all freight charges, discounts, allowances, and returns allowed by Licensee. Such books and records of account shall reflect that a sale of the Licensed Products shall be deemed to have occurred as of the date such Licensed Products were invoiced to Licensee's customers.

     4.8 Licensor or its authorized representatives shall have the right, once each calendar year, to inspect all such records of Licensee with respect to the Licensed Products and to make copies of said records utilizing Licensee's facilities without charge and shall have free and full access thereto on reasonable notice during the normal business hours of Licensee. In the event that such inspection or audit reveals an underpayment by Licensee of any amounts due Licensor under this Agreement, Licensee shall immediately pay to Licensor the balance of all such amounts found to be due pursuant to such audit or inspection together with interest thereon at the "best commercial customer" rate of Bank of America, plus two percent (2%) per annum from the date such amounts first became due to Licensor until all such amounts have been paid in full. Further, if such inspection or audit discloses that, for the annual period reviewed or audited, Licensee has underpaid or understated its obligation under this Agreement by ten percent (10%) or more, then Licensee shall also pay the reasonable professional fees of the independent representatives engaged to conduct or review such inspection or audit.

SECTION 5 GUARANTEED MINIMUM ROYALTIES.

     Beginning with the second year of the Initial Term, and for each year thereafter, Licensee shall pay to Licensor no less than the Guaranteed Minimum Royalties set forth in the following schedule. Guaranteed Minimum Royalties shall be comprised of all License Fees, royalties and Joint Venture Royalties collected by Licensee and paid to Licensor.

               1998                                  $  245,000.00
               1999                                  $  490,000.00
               2000                                  $  735,000.00
               2001                                  $  915,000.00
               2002                                  $1,215,000.00
               2003                                  $1,458,000.00
               2004                                  $1,758,000.00
               2005                                  $2,108,000.00
               2006                                  $2,508,000.00
               2007                                  $2,960,000.00

For all years after 2007, the Minimum Guaranteed Royalties to be paid per year shall be increased by eight (8%) per cent per year for each year the agreement remains in effect. Minimum Guaranteed Royalties shall be paid to Licensor by Licensee within thirty (30) days after the last day of each calendar quarter, beginning no later than the quarter ended December 31, 1998.

SECTION 6 TRANSFER OF FORMULATION.

     Upon execution of this Agreement, Licensor shall immediately transfer the formulation and manufacturing technology for the Licensed Products to Licensee and shall use its best efforts, including providing the necessary expertise, to allow Licensee to formulate and manufacture the Licensed Products in approximately the same manner as Licensor had formulated and manufactured the Licensed Products only after a satisfactory manufacturer has been chosen and approved. Any costs associated with the transfer of the formulation and manufacturing technology shall be paid by Licensee. The manufacturing of the Products shall be done by a manufacturer chosen by Licensee which Licensee believes will provide both quality and competitive pricing. The choice of manufacturer shall be subject to the written approval of Licensor, which written approval shall not be unreasonably withheld. However, it is understood that the chosen manufacturer shall be of a quality, at least equivalent to an approved FDA facility.

SECTION 7 RIGHT TO ACQUIRE.

     7.1 Licensor hereby grants to Licensee a right of first refusal to purchase or acquire the rights to own the Licensed Products (the "Rights") if Licensor decides to transfer, sell, or assign the Rights. Licensor shall not transfer, sell, or assign, or in any other way dispose of the formula for the Licensed Products or any right or interest in the Licensed Products or the Rights unless Licensor shall first have given written notice to Licensee of its intention to do so (hereinafter "Notice") and follows the procedures hereinafter set forth.

     7.2 The Notice shall be accompanied by a copy of any proposed purchase, assignment or transfer document, or if none, a summary of the purchase, assignment or transfer proposal (hereinafter the "Acquisition Documents") which documents must name the proposed transferee and specify the price and the terms of payment.

     7.3 Licensee shall have the right to acquire the Rights at the lesser of the price stated in the Acquisition Documents. If Licensee does not elect to acquire the Rights during the 30 day period following Licensee's receipt of the Notice and Acquisition Documents (as that period may be extended), then, Licensor may transfer the Rights to the proposed transferee at the price and on the terms set forth in the Acquisition Documents.

     7.5 Licensor agrees that, if any distributor or licensee currently holding rights to sell or distribute the Licensed Products in the territories of Hong Kong and Taiwan and the countries of Canada, Mexico, the Dominican Republic, and Africa and, as to the Geda Lotion only, the United States, substantially breaches its or his licensing or distribution agreement with Licensor and Licensor terminates said agreement, the rights to sell or distribute the Licensed Products in that territory or country shall be transferred to Licensee under the same terms and conditions as Sections 1 through 4 herein.

SECTION 8 MODIFICATION OF FORMULATION.

     Both Licensee and Licensor agree that it shall not alter, modify or change the formulation of the Licensed Products without first obtaining the written approval of the other party in writing.

SECTION 9 CONFIDENTIAL INFORMATION.

     9.1 Licensee and Licensor each acknowledge that during the terms of this Agreement, such party will learn information that the other party considers confidential and secret, including, but not limited to, inventions, research and development technology, formulations, methods and procedures, price lists, marketing plans, discount sheets, trade secrets, technical information, physical specimens, models and technical specimens and specifications related to the Licensed Products (collectively, the "Confidential Information"). Each party shall keep the other party's Confidential Information secret and confidential and agrees not to disclose, furnish, communicate or make such Confidential Information accessible to any third party unless such information is generally known or has been published or released for circulation to the public or unless Licensee is required to disclose such confidential information under law, subpoena or regulatory process, in which case such disclosures shall not breach this Agreement. Both Licensor and Licensee shall require its agents and employees to agree to be bound by the terms of this Section 9. Each party shall refrain from all actions and omissions that would reduce the value of the other party's Confidential Information.

     9.2 The definition of Confidential Information shall exclude information that: (i) is in the public domain at the time of disclosure to the other party or, without a breach of this section 9 by such party, later becomes part of the public domain; (ii) the receiving party can verify by written records kept in the ordinary course of business was in its lawful possession prior to its disclosure by the other party; or (iii) is received by one party from a third party without a breach of confidentiality owed by the third party to the other party to this Agreement

     9.3 The obligation of the parties to keep the other party's Confidential Information confidential shall survive the termination or expiration of this Agreement. Each of the parties shall immediately return all copies of any written Confidential Information received by it upon expiration or termination of this Agreement.

     9.4 Each party acknowledges that its failure to maintain the other party's Confidential Information confidential may result in immediate and irreparable damage to the other party. Therefore, each party shall be entitled to such equitable relief, in addition to any damages, as any court of competent jurisdiction may deem proper to enforce the provision of this section 9.

SECTION 10 INDEMNIFICATION

     10.1 Licensee hereby agrees to defend and indemnify and hold Licensor and its officers, directors, employees and agents (collectively, the "Licensor Indemnified Parties") harmless against any charges, damages, costs and expenses (including reasonable attorney's fees and court costs), liability or loss (including loss of profits), judgments, penalties, liabilities or losses of any kind which may be sustained or suffered by any Licensor Indemnified Party by reason of the breach of any of the covenants, representations, warranties, term or agreement contained herein. In any action or proceeding relating to the foregoing indemnity and brought against any Licensor Indemnified Party, the Licensor Indemnified Party shall have the right, at Licensor's cost and expense, to (i) participate in the defense of such action or proceeding with attorneys of its own choosing or (ii) defend itself in any action or proceeding with attorneys of its own choosing.

SECTION 11 MISCELLANEOUS.

     11.1 This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the Bahamas.

     11.2 Any action or proceeding arising out of or relating to this Agreement shall be determined by binding arbitration or trial in such jurisdiction and by such means (arbitration or trial) as shall be determined by the defendant. Each party shall generally and unconditionally accept jurisdiction and venue as set forth herein, consents to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint in accordance with the notice provisions of this Agreement, and waives any defense or right to object to venue based upon the doctrine of "Forum Non Conveniens". Each party irrevocably agrees to be bound by any judgement rendered thereby in connection with this Agreement.

     11.3 All notices, demands, requests, consents, approvals or other communications ("Notices") given hereunder shall be in writing, and shall be given by personal delivery or by express mail, Federal Express, DHL or other similar form of recognized airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon delivery), or by telex or facsimile transmission (which forms of Notice shall be deemed delivered upon confirmed transmission), or by mailing in the mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the fifth (5th) business day following the date mailed). Notices shall be addressed to the parties at the addresses set forth in the introductory section of this Agreement or to such other address as to which any party hereto may have notified the others in writing.

     11.4 The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     11.5 This document must be executed by original signatures, but may be in counterparts which shall together constitute the agreement of the Parties as one and the same instrument.

     11.6 The rights under this agreement cannot be transferred to a third party whether by merger, acquisition or sale, by the Licensee, without the written approval of the Licensor

     11.7 If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and application of such provision to the other party or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

     11.8 This Agreement, including the Exhibits hereto, embodies the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings related thereto, and specifically the Requirements Agreement dated April 29, 1997 and the Amended and Restated Requirements Agreement dated August 2, 1997. The Parties hereto recognize and agree that no representations or warranties have been made except as set forth in this Agreement and the Exhibits hereto. This Agreement may be modified only by a written instrument signed by each of the Parties.

     IN WITNESS WHEREOF, the Parties hereto have executed or caused this Requirements Agreement to be executed as of the date first above written.


                                   "LICENSOR"
                                   Geda International Marketing Co., Ltd.


                                   By:  /s/ David Thornburgh
                                       -----------------------------------------
                                        David Thornburgh, M.D., President


                                   By:  /s/ Ricardo Sabates
                                       -----------------------------------------
                                        Ricardo Sabates, M.D., Vice President


                                   By:  /s/ Frank Malagon
                                       -----------------------------------------
                                        Frank Malagon, Ph.D., Chairman


                                   "LICENSEE"
                                   Empyrean Diagnostics Inc.


                                   By:  /s/ Stephen Hayter
                                       -----------------------------------------
                                        Stephen Hayter, President

                                   EXHIBIT "A"

                                LICENSED PRODUCTS

1. Geda Lotion is a microbicide lotion which has Aloe Vera in it for use with medical gloves as well as all other pertinent uses of a microbicide for stopping the transmission of communicable diseases, such as chlamydia, trichomonas, herpes, and hepatitis B, through touch or bodily contact; its remedial ability is to alleviate and to suppress various types of fungi, bacterial and virus transmission to the user when applied correctly to all parts of the human body.

2. Geda+ is a vaginal contraceptive gel that destroys various sexually transmitted microorganisms such as chlamydia, trichomonas, herpes, and hepatitis B and effectively kills the HIV virus.

3. Any and all products developed or acquired by Licensor or its subsidiaries or by any of the principals of Licensor.

                                 GENERAL RELEASE


         The undersigned (hereinafter referred to as "RELEASOR"), for and in consideration of TEN DOLLARS and other good and valuable consideration received by Geda International Marketing Co., Ltd. (hereinafter referred to as "RELEASEES"), the receipt and sufficiency of which consideration is hereby acknowledged, hereby knowingly and voluntarily from the beginning of time to this day present, releases and forever discharges RELEASEES, RELEASEES' former, current and future parents, predecessors, affiliates, subsidiaries, and RELEASEES' former, current and future directors, officers, agents, persons acting by, through or in concert with any of them, and all successors and assignees (collectively, the "RELEASEES"), from any and all liabilities, claims, actions, losses or any other damages, and/or from any actions for contribution or indemnity, specifically including claims or actions arising from subrogation which could be brought by insurer(s) of RELEASOR, which have or may arise out of the Distribution Agreement dated March 20, 1997 (the "Distribution Agreement"). RELEASOR agrees that this General Release applies to all claims including those of which he may not be aware and which may not be mentioned in the Distribution Agreement. It is hereby acknowledged and understood that this is a General Release and is irrevocable.


         RELEASOR hereby acknowledges that the RELEASEES deny liability and that the consideration acknowledged in this General Release was received in settlement of doubtful and disputed claims and intended solely by RELEASEES to foster and maintain their relationship with RELEASOR, and further to avoid future litigation and buy its peace.

         RELEASOR acknowledges that he understands the meaning of this General Release and he/she freely and voluntarily enters into it with authority to do so. RELEASOR further agrees that no fact, evidence, event or transaction occurring before the execution of this General Release, which is currently unknown but which may hereafter become known, shall affect in any manner the final and unconditional nature of the releases set forth above.

         This General Release constitutes the complete understanding and agreement of the parties, except that, on a going-forward basis, the parties specifically agree that the Distribution Agreement shall remain in full force and effect as modified by the Sub-License Agreement between Prevent-X, Inc. and Empyrean Diagnostics, Inc. and consented to by GIMCO.


         IN WITNESS WHEREOF, the undersigned has hereunto set his/her hand to this General Release this 20 day of July, 1998.

/s/ S. D. Hayter                        /s/ Joel Meyerson
----------------------------            -------------------------------------
         Witness                                     (RELEASOR)


                                        Print name and address:

                                        -------------------------------------

                                        -------------------------------------

                                        -------------------------------------

                                        -------------------------------------

                             [EMPYREAN LETTERHEAD]




June 15, 1998


Geda International Marketing Co., Ltd.
c/o Pindling & Co.
Wave Crest House
West Bay Street
Nassau, Bahamas


Gentlemen:

This letter will confirm that Empyrean agrees to provide to GIMCO 100,000 Empyrean shares in consideration for the rights to the Geda products in all areas of the world with the exception of Africa, Taiwan and Hong Kong.

Empyrean is aware that Geda Canada has the non-exclusive right to both products in Canada only and that Prevent-X has the exclusive rights to the Geda Lotion in the United States. Empyrean is free to negotiate those rights from Geda Canada and/or Prevent-X.

Sincerely,



/s/ Stephen Hayter
----------------------------------
Empyrean Diagnostics, Inc.
Stephen D. Hayter, President & CEO

Geda  International   Marketing  Co.,  Ltd.
----------------------------------
GIMCO

/s/ D. B. Thornburg
----------------------------------
David Thornburg, M.D. President, CEO & Director

/s/ Ricardo Sabates
----------------------------------
Ricardo Sabates, M.D., Vice President & Director

/s/ Frank Malagon
----------------------------------
Frank Malagon, Ph.D., Chairman & Director